SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Key Technology

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150 Avery Street
Walla Walla, Washington 99362

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on February 6, 2008

To our Shareholders:
          The 2008 Annual Meeting of Shareholders of Key Technology, Inc. will be held beginning at 8:00 a.m. on Wednesday, February 6, 2008 at the offices of the Company, 150 Avery Street, Walla Walla, Washington, for the following purposes:
1.	To elect two directors of the Company;

2.	To consider a proposed amendment to the Company’s Restated Articles of Incorporation to change par value.

3.	To consider a proposed amendment to the Company’s Restated Articles of Incorporation to increase the total number of authorized shares of Common Stock;

4.	To consider proposed amendments to the 2003 Restated Employees’ Stock Incentive Plan;

5.	To ratify the selection of the independent registered public accountants for fiscal 2008; and

6.	To transact such other business as may properly come before the Annual Meeting.
          Only holders of record of the Company’s Common Stock at the close of business on December 7, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Shareholders may vote in person or by proxy. The accompanying form of proxy is solicited by the Board of Directors of the Company.

By order of the Board of Directors,

/s/ Gordon Wicher Gordon Wicher
Secretary
YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.
Walla Walla, Washington
January 4, 2008

VOTING
PROPOSAL 1
Director Compensation
PRINCIPAL SHAREHOLDERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
PROPOSAL 2
PROPOSAL 3
PROPOSAL 4
AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS
PROPOSAL 5
OTHER BUSINESS
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN

150 Avery Street
Walla Walla, Washington 99362

PROXY STATEMENT
2008 Annual Meeting of Shareholders

          This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Key Technology, Inc. (the “Company”) of proxies to be voted at the 2008 Annual Meeting of Shareholders of the Company to be held beginning at 8:00 a.m. on Wednesday, February 6, 2008 at the Company’s executive offices located at 150 Avery Street, Walla Walla, Washington, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed, dated and returned prior to the voting at the meeting, the shares represented thereby will be voted as instructed on the proxy. If no instructions are given by registered shareholders, shares will be voted for the nominees for election as director, in favor of Proposals 2, 3 and 4 specified in the notice of the meeting and for the ratification of the selection of the independent registered public accountants. The persons named as proxies will use their discretionary authority on such other business as may properly come before the meeting or any adjournments or postponements thereof.
          Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a shareholder cast in person at the Annual Meeting. The cost of soliciting proxies will be borne by the Company. AST Capital Trust Company of Delaware has been retained by the Company to act as registrar and transfer agent, in return for which the Company pays a monthly fee of $1,000.00. Its services also include the solicitation of voted proxies from brokers, nominees, institutions and individuals. In addition to solicitation by mail, proxies may be solicited personally, without additional compensation, by the Company’s officers and employees or by telephone, facsimile, electronic transmission or express mail. The Company will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals. This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about January 4, 2008.
VOTING
          Holders of record of the Company’s Common Stock on December 7, 2007 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 5,552,697 shares of Common Stock outstanding and entitled to vote. A majority of outstanding shares as of December 7, 2007, or 2,776,349 shares, will constitute a quorum for the transaction of business at the Annual Meeting. Each share of Common Stock entitles the holder to one vote in the election of directors and on any other matter that may properly come before the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement for the Annual Meeting, but will not be counted for or against any proposal. Directors are elected by a plurality of the votes cast by holders of the shares entitled to vote in the election at a meeting at which a quorum is present. Proposals 2, 3 and 4 as specified in the Notice of Annual Meeting and all other matters will be approved if the number of votes cast by shareholders in favor of the proposal exceeds the number of votes cast opposing the proposal. Shareholders are not entitled to cumulative voting in the election of directors or with respect to any other matter.

PROPOSAL 1
ELECTION OF DIRECTORS
          The Board of Directors currently comprises six directors. The directors are divided into three classes, each consisting of two directors. One class is elected each year for a three-year term. Richard Lawrence was appointed to the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee on August 7, 2007. Mr. Lawrence was initially recommended by Donald A. Washburn, Chairman of the Board’s Nominating and Corporate Governance Committee.
          The two nominees recommended by the Nominating and Corporate Governance Committee and nominated by the Board of Directors for election as directors at this year’s Annual Meeting, to serve until the Annual Meeting of Shareholders in 2011 or until their respective successors are elected and qualified, are David M. Camp and Richard Lawrence.
          Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees.
          If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominee named without nomination of a substitute, or the number of directors on the Board may be reduced accordingly. The Board of Directors has no reason to believe that either of the nominees will be unwilling or unable to serve if elected.
          The Board of Directors recommends a vote FOR the election of Messrs. Camp and Lawrence.
          The following table sets forth certain information about each nominee for election to the Company’s Board of Directors, each continuing director and each executive officer who is not also a director. Stock ownership information is shown elsewhere in this Proxy Statement under the heading “Principal Shareholders — Security Ownership of Certain Beneficial Owners and Management” and is based upon information furnished by the respective individuals. The table below sets forth the following information about the directors and officers, and two other significant employees, of the Company, as of December 7, 2007: (i) name and age; (ii) all positions and offices currently held with the Company; (iii) the period of service as a director or officer of the Company; and (iv) the expiration of his current term as a director of the Company.

			Has Been a
			Director or
			Officer	Expiration of
Name	Age	Positions	Since	Current Term
Nominees for Election
David M. Camp, Ph.D.	57	Director, President and Chief Executive Officer	2006	2008
Richard Lawrence † * Δ	55	Director	2007	2008

Directors Continuing in Office
Michael L. Shannon *[c] Δ	57	Director	2000	2009
Donald A. Washburn † * Δc	63	Director	2003	2009
John E. Pelo †[c] Δ	51	Director	1998	2010
Charles H. Stonecipher † Δ	46	Chairman	2004	2010

Additional Officers
John C. Boutsikaris	59	Senior Vice President of Sales and Marketing	2005
James R. Brausen	53	Corporate Controller, Principal Financial and Accounting Officer	2007
Craig T. J. Miller	57	Senior Vice President of Aftermarket and SYMETIX	2005

			Has Been a
			Director or
			Officer	Expiration of
Name	Age	Positions	Since	Current Term
James D. Ruff	43	Vice President of Research and Development	2007
Gordon Wicher	61	Senior Vice President of Global Operations and Secretary	1982

Other Significant Employees
Dennis T. Hopwood	58	Director of Human Resources	2007
Saeed Tasbihgou	50	Managing Director of Key Technology B.V.	2007

†	Member of the Audit Committee

*	Member of the Compensation Committee

Δ	Member of the Nominating and Corporate Governance Committee

[c]	Committee Chairperson
Nominees for Election
          Mr. Camp has been a director of the Company since 2006, and has served as President and Chief Executive Officer of the Company since 2006. During 2005 and 2006, he served as a consultant with The Thomas Group, a military-oriented consulting firm, on an engagement with the U.S. Navy. From 2001 to 2005, he served as President of BOC Edwards Kachina, a worldwide supplier of services for advanced scientific instrumentation and systems for the semiconductor industry. He served as President and Chief Executive Officer, and as a director, of International Isotopes, a contract manufacturing services company for the nuclear medicine industry, from 1999 to 2001, and as Vice President and General Manager of the Microelectronics Gas Process unit of Millipore Corporation, a leader in membrane separation technology, from 1998 to 1999. Between 1996 and 1998, he served as President of General Signal Corporation, Kayex Unit, an international manufacturer and marketer of silicon crystal growers.
          Mr. Lawrence was appointed as a director of the Company in August 2007. He is an independent consultant and business advisor specializing in mergers, acquisitions, and joint ventures. From 1996 to 2006, Mr. Lawrence served as Vice President of Worldwide Corporate Development with PepsiCo, Inc. He served in various other management positions with PepsiCo beginning in 1977 in engineering, and advancing into corporate and franchise development in 1985.
Directors Continuing in Office
          Mr. Shannon has been a director of the Company since 2000. In 2006, he co-founded Concerto Development LLC, a real estate development firm. Mr. Shannon has served as principal of The General Counsel Law Firm since 1994. From 1995 to 2004, he also served as Chairman and Chief Executive Officer of Data Access Technologies, Inc., a software company, and was Chief Operating Officer of DNA, a developer and marketer of office furniture, from 2001 to 2003. Between 1985 and 1989, Mr. Shannon served as Associate General Counsel for the Santa Fe International Corporation and, from 1989 to 1993, as Senior Vice President, General Counsel and Secretary of that corporation.
          Mr. Washburn has been a director of the Company since 2003. He served as an Executive Vice President of Northwest Airlines, Inc. from 1995 to 1998, and as a Senior Vice President from 1990 to 1995. He also served as Chairman and President of Northwest Cargo, a wholly owned subsidiary of Northwest Airlines, Inc., from 1997 to 1998. Mr. Washburn served as Senior Vice President, responsible for worldwide real estate development and acquisition activities, from 1984 to 1989 for Marriott Corporation, and as Executive Vice President, with general management responsibility for the Courtyard Hotel Division, from 1989 to 1990. Currently, Mr. Washburn serves as a trustee of LaSalle Hotel Properties, a real estate investment trust. Mr. Washburn also serves as a director of The Greenbrier Companies, Inc., a supplier of transportation equipment and services to the railroad and related industries, and he is a director of Amedisys, Inc., a multi-state provider of home healthcare nursing services.

          Mr. Pelo has served as a director of the Company since 1998. He has been President and Chief Executive Officer of Swire Coca-Cola USA, a subsidiary of Swire Pacific Ltd., since 1996. Swire Pacific is a diversified holding company with real estate, shipping, airline, trading, and soft drink interests in Asia and North America. Between 1984 and 1996, Mr. Pelo served as General Manager of one of Swire’s soft drink operations in the United States.
          Mr. Stonecipher has been a director of the Company since 2004. He served as Executive Vice President of Strategy and Corporate Development for Advanced Digital Information Corporation (“ADIC”), a supplier of data storage solutions for client server computing networks, from 2005 to 2006, and as Executive Vice President of Product Development and Strategy from 2004 to 2005. Mr. Stonecipher served as President and Chief Operating Officer of ADIC from 1997 to 2004, and as Senior Vice President and Chief Operating Officer from 1995 to 1997. Between 1994 and 1996, he served as Vice President of Finance and Administration and Chief Financial Officer of Interpoint Corporation, an electronic technology company, which owned ADIC. From 1989 to 1994, he worked as a manager and consultant at Bain & Company, a global business consulting firm.
Additional Officers
          Mr. Boutsikaris has been Senior Vice President of Sales and Marketing of the Company since 2005. He served as Executive Vice President of Worldwide Sales and Marketing for Pemstar, Inc., a global electronic development and manufacturing services company, from 2004 to 2005. From 1992 to 2003, Mr. Boutsikaris was employed by Agilent Technologies/Hewlett-Packard, a communications, electronics, life sciences and chemical analysis company, in various capacities including Vice President of the Worldwide Channel Partner Unit from 2001 to 2003, Worldwide Manager of the Channel Partner Program from 1997 to 2001, Americas Region Manager of the Channel Partner Program from 1995 to 1997, and Major Accounts Manager from 1992 to 1995.
          Mr. Brausen joined the Company as Corporate Controller in 2006. In August 2007, the Board of Directors designated him as the Principal Financial and Accounting Officer of the Company. Before joining the Company, Mr. Brausen was employed by Boise Cascade LLC, where he served as Financial Manager from 2002 to 2006. From 1995 to 2002, he was employed as the Corporate Controller at Fraser Papers Inc., an integrated privately held specialty paper company.
          Mr. Miller has been Senior Vice President of Aftermarket and SYMETIX of the Company since 2007, and served as Senior Vice President and General Manager of Aftermarket Business from 2005 to 2007. From 2001 to 2005, he served as President and Chief Executive Officer of Solance Technologies, Inc., a software startup company developing control and automation software for electronic instruments. Mr. Miller was employed by Fluke Corporation, a manufacturer of electronic test and measurement instruments, from 1984 to 2000, serving in various positions, including Vice President of Sales and Marketing from 1998 to 2000, Vice President of Marketing from 1996 to 1998, Marketing Director of the Service Tools Division from 1995 to 1996, Sales and Marketing Manager for European Operations from 1993 to 1995, and General Manager of Intercontinental Operations from 1984 to 1993.
          Mr. Ruff was appointed in 2007 as Vice President of Research and Development of the Company. From 2004 to 2007, he served as Managing Director of Key Technology B.V., a subsidiary of the Company located in Beusichem, the Netherlands. Mr. Ruff served the Company as Engineering Manager from 2002 to 2004, and as Project Engineering Manager for Specialized Conveying Systems from 1999 to 2002. Between 1996 and 1999, Mr. Ruff completed a special assignment in the Netherlands as Engineering Manager of Key Technology B.V. From 1993 to 1996, he served as Project Engineering Manager of the Company.
          Mr. Wicher has been Secretary of the Company since 1982, and served as a director from 1982 to 2004. He has served as Senior Vice President of Global Operations of the Company since 2007, and as General Manager of Americas and Asia for the Company from 2005 to 2007. From 2001 to 2005, Mr. Wicher served as Vice President of Operations, and from 1996 to 2001 as Vice President-General Manager of Specialized Conveying Systems. He served as Vice President of Manufacturing from 1991 to 1996, and as Chief Financial Officer from 1983 to 1994. Mr. Wicher served as Controller of the Company’s predecessor from 1980 to 1983.

Other Significant Employees
          Mr. Hopwood joined the Company in March 2007 as Director of Human Resources. From 2003 to 2006 he served as Vice President of Human Resources for Standard Insurance Co., a publicly traded diversified financial services organization. Mr. Hopwood served as Senior Vice President of Human Resources for Credence Systems Corp., a manufacturer of automatic test equipment for the global semiconductor industry, from 2000 to 2001. He was with PSC, Inc. (previously Spectra-Physics Scanning Solutions, Inc.), a worldwide manufacturer and marketer of bar code scanning and automatic data collection solutions, from 1997 to 2000 as Corporate Vice President of Human Resources, and from 1985 to 1997 as Vice President of Human Resources. From 1983 to 1985, Mr. Hopwood served as Manager of Human Resources Administration of Verbatim Corp.
          Mr. Tasbihgou joined the Company in 2007 as Managing Director of Key Technology B.V., a subsidiary of the Company located in Beusichem, the Netherlands. From 2006 to 2007, Mr. Tasbihgou served as Service Operations Manager for Philips N.V., a global manufacturer of medical, lighting, and home appliances and consumer goods. He served as Managing Director and Senior Consultant from 2002 to 2006 with Technash B.V., a privately owned consultancy company specializing in manufacturing and sales support processes. Mr. Tasbihgou was with Apple Computer, Inc., a designer, manufacturer and marketer of innovative technology hardware and software products, between 1986 and 2002, serving in several capacities, including EMEA Service Operations Manager from 1997 to 2002, EMEA Service Product Management Manager from 1995 to 1997, Commodity Manager of Global Service Operations from 1991 to 1995, Senior Supplier Quality Engineer for Global Service Operations from 1987 to 1991, and Product Quality and Reliability Engineering Team Lead from 1986 to 1987.
Meetings and Committees
          During fiscal 2007, the Board of Directors held seven meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and the committees of which he was a member during the period of such director’s service during fiscal 2007.
          The Board of Directors does not currently have a policy with regard to the attendance of board members at the annual meeting of shareholders. All of the current directors of the Company then-serving attended the Company’s 2007 Annual Meeting of Shareholders, with the exception of Mr. Pelo.
          The Board of Directors has determined that a majority of its directors presently meet the independence standards established under the applicable rules of The NASDAQ Global Market®. These directors are Messrs. Lawrence, Pelo, Shannon, Stonecipher and Washburn.
          The Audit Committee consists of four members: Mr. Pelo, Chairman, Mr. Lawrence, Mr. Stonecipher, and Mr. Washburn. All of the Audit Committee members are independent, as defined under the rules of The NASDAQ Global Market. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The function of the Audit Committee is to review the performance of and recommend to the Board of Directors the appointment of the Company’s independent registered public accountants, to review and approve the scope and proposed cost of the yearly audit, to review the financial information provided to shareholders and others, to review the Company’s internal controls, and to consult with and review recommendations made by the Company’s independent registered public accountants with respect to financial statements, financial records and internal controls, and to make such other recommendations to the Board of Directors as it deems appropriate from time-to-time. The Audit Committee met thirteen times during fiscal 2007.
          The Compensation Committee consists of three members: Mr. Shannon, Chairman, and Mr. Lawrence and Mr. Washburn. The Compensation Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Compensation Committee is charged with reviewing and approving corporate goals and objectives relevant to compensation of the Company’s chief executive officer, evaluating the chief executive officer’s performance in light of those goals and objectives, and determining and approving the compensation level of the chief executive officer based on this evaluation. The Compensation Committee is also charged with, among other matters, considering and making recommendations to the Board of Directors regarding the compensation of the senior executives of the Company; and considering, reviewing and granting awards under the Company’s cash and stock incentive plans and administering such plans. The

Compensation Committee has delegated to the Chief Executive Officer the authority to make discretionary awards of restricted stock in fiscal 2008 up to a cumulative total of 36,600 shares to non-executive managers, individual contributors, and new hires for the purposes of retention and recruitment. The Compensation Committee met six times during fiscal 2007.
          The Nominating and Corporate Governance Committee consists of five members: Mr. Washburn, Chairman, Mr. Lawrence, Mr. Pelo, Mr. Shannon, and Mr. Stonecipher, all of whom were appointed by the full Board of Directors and are independent directors as defined under the rules of The NASDAQ Global Market. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. The Nominating and Corporate Governance Committee met four times during fiscal 2007.
          The Nominating and Corporate Governance Committee receives suggestions for potential director nominees from many sources, including members of the Board of Directors, advisors, and shareholders. Any such nominations, together with appropriate biographical information, should be submitted to the Nominating and Corporate Governance Committee in accordance with the Company’s policies governing submissions of nominees discussed below. Any candidates submitted by a shareholder or shareholder group will be reviewed and considered by the Nominating and Corporate Governance Committee in the same manner as all other candidates.
          Qualifications for consideration as a board nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. The Nominating and Corporate Governance Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, to the Company and its shareholders. The Nominating and Corporate Governance Committee, in addition to any other board members as may be desirable, evaluate potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews, and reviewing such other information as may be deemed relevant. Candidates whose evaluations are favorable are then chosen by a majority of the members of the Nominating and Corporate Governance Committee to be recommended for selection by the Board of Directors. The Board of Directors selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting. The Company does not currently employ an executive search firm, or pay a fee to any third party to locate qualified candidates for director positions.
          A shareholder wishing to nominate a candidate for election to the Company’s Board of Directors at any annual meeting at which the Board of Directors has determined that one or more directors will be elected shall submit a written notice of his or her nomination of a candidate to the Company’s Secretary at its principal executive offices.  The submission must be received at the Company’s principal executive offices not less than 120 calendar days before the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting.  For the 2009 annual meeting, this date would be September 6, 2008. However, if the Company did not hold an annual meeting the previous year, or if the date of this year’s annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials.
          A shareholder’s notice to the Secretary in order to be valid must set forth (i) the name and address, as they appear on the Company’s books, of the shareholder nominating such candidate; (ii) the class and number of shares of the Company which are beneficially owned by the shareholder; (iii) the name, age, business address and residence address of each nominee proposed in the notice; (iv) the principal occupation or employment of the nominee; (v) the number of shares of the Company’s Common Stock beneficially owned by the nominee, if any; (vi) a description of all arrangements or understandings between the shareholder and each nominee and any other persons pursuant to which the shareholder is making the nomination; and (vii) any other information required to be disclosed in solicitations of proxies for election of directors or information otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, relating to any person that the shareholder proposes to nominate for election or re-election as a director, including the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

          The Company has adopted the Key Technology, Inc. Code of Business Conduct and Ethics which applies to all of the Company’s directors and employees, including its chief executive officer and senior financial officers. The Code of Business Conduct and Ethics is available on the Company’s website at www.key.net and will be provided without charge to any shareholder upon written request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362. The Code of Business Conduct and Ethics provides that any waiver of its applicability to any director or executive officer may be made only by the Board of Directors or an appropriately designated Board committee and will be publicly disclosed promptly to the Company’s shareholders.
          The Company follows a written policy that all proposed transactions by the Company with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of the board of directors.
Compensation of Directors
          For fiscal year 2007, independent directors were paid an annual retainer of $50,000 plus reimbursement of expenses. Any member of the Board of Directors who is an employee of the Company is not separately compensated for serving on the Board of Directors. The annual retainer for non-employee directors consists of $12,500 paid in cash and the equivalent of $37,500 in restricted stock based upon the current market price of the Company’s common stock on the date of grant, subject to the terms of the Company’s 2003 Restated Employees’ Stock Incentive Plan. For fiscal year 2007, independent directors were awarded 2,456 shares of restricted stock. These grants vest on the first anniversary of the date of grant. The Chairman of the Board receives an additional annual retainer of $50,000, the Chairman of the Audit Committee receives an additional annual retainer of $5,000 and the Chairman of the Compensation Committee receives an additional annual retainer of $2,500. The amount and composition of Board compensation is consistent with recommendations received from compensation consultants.
          The following table provides information as to compensation for services of the non-employee directors (and Mr. Madsen as a former non-employee director) during fiscal 2007, including compensation attributed to them in 2007 as a result of stock option grants and restricted stock awards made in prior years.
Director Compensation

	Fees
	Earned
	or	Stock	Option
	Paid in	Awards	Awards	All Other
	Cash	(1) (2)	(1)	Compensation	Total
Name	($)	($)	($)	($)	($)

Richard Lawrence	3,125	3,126	—	—	6,251
Thomas C. Madsen (3)	—	—	—	18,750	18,750
John E. Pelo	14,375	37,500	1,932	—	53,807
Michael L. Shannon	12,500	37,500	1,932	—	51,932
Charles H. Stonecipher	38,125	37,500	8,407	—	84,032
Donald A. Washburn	12,500	37,500	1,932	—	51,932

(1)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-based Payments, (“SFAS No. 123R”). See Note 12 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 regarding assumptions underlying valuation of equity awards.

(2)	On February 7, 2007, each non-employee director then serving was awarded 2,456 shares of restricted stock, the restrictions on which lapse one year from the grant date. Upon the appointment to the Board of Directors on August 7, 2007, Mr. Lawrence was awarded 662 shares of restricted stock, the restrictions of which lapse one year from the grant date. The fair market values of the grants were $15.27 and $28.33 per share, respectively, calculated using the closing price reported on The NASDAQ Global Market on the grant date.

(3)	Mr. Madsen served on the Board of Directors through February 7, 2007, the date of Key’s 2007 annual meeting of shareholders, and as a consultant to the Company through December 31, 2006.
          Each of the below non-employee directors (and Mr. Madsen as a former non-employee director) owned the following number of restricted shares and stock options as of September 30, 2007.

		Restricted
	Stock Options	Stock
Name	Outstanding	Outstanding

Richard Lawrence	—	662
Thomas C. Madsen	—	—
John E. Pelo	40,000	2,456
Michael L. Shannon	30,000	2,456
Charles H. Stonecipher	8,750	2,456
Donald A. Washburn (1)	15,000	2,456

(1)	Mr. Washburn exercised all of the outstanding options and sold the underlying shares in December 2007.

PRINCIPAL SHAREHOLDERS
Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth information, as of December 7, 2007, with respect to the beneficial ownership of the Company’s Common Stock by each person who is known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Common Stock, by each director or nominee for director, by each named executive officer, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to the shares listed.

	Amount and Nature of	Percent of
Name and Address of Beneficial Owner (1)	Beneficial Ownership	Class

John C. Boutsikaris (2)	13,744	*
James R. Brausen (3)	2,672	*
Ronald W. Burgess	6,814	*
David M. Camp (4)	22,777	*
Richard Lawrence (5)	662	*
Craig T. J. Miller (6)	15,274	*
John E. Pelo (7)	48,831	*
Michael L. Shannon (8)	155,581	2.8
Charles H. Stonecipher (9)	14,331	*
Donald A. Washburn (10)	36,781	*
Gordon Wicher (11)	81,227	1.5
Alydar Partners, LLC (12)	350,000	6.3
Alydar Capital, LLC John A. Murphy Alysheba Fund, L.P. Alysheba QP Fund, L.P. Alysheba Fund Limited 222 Berkeley Street Boston, MA 02116
Bank of America (13)	678,193	12.2
Columbia Management Group, Inc.
Columbia Management Advisors, Inc.
Bank of America, National Association
NB Holdings Corporation
100 North Tryon Street, Floor 25
Bank of America Corporate Center
Charlotte, NC 28255

Lafitte Capital Management LP (14)	289,671	5.2
701 Brazos, Suite 375 Austin, TX 78701
Royce & Associates, LLC (15)	439,343	7.9
1414 Avenue of the Americas New York, NY 10019
All executive officers and directors as a group (11 persons)	398,139	7.1

*	Less than 1%.

(1)	Unless otherwise specified, the address for each beneficial owner is c/o Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

(2)	Includes 12,500 shares subject to time-vesting restricted stock.

(3)	Includes 2,000 shares subject to time-vesting restricted stock.

(4)	Includes 18,002 shares subject to time-vesting restricted stock.

(5)	Consists of 662 shares subject to time-vesting restricted stock.

(6)	Includes 12,500 shares subject to time-vesting restricted stock.

(7)	Includes options to purchase 40,000 shares and 2,456 shares subject to time-vesting restricted stock.

(8)	Includes options to purchase 30,000 shares and 2,456 shares subject to time-vesting restricted stock.

(9)	Includes options to purchase 8,750 shares and 2,456 shares subject to time-vesting restricted stock.

(10)	Includes 2,456 shares subject to time-vesting restricted stock.

(11)	Includes 12,500 shares subject to time-vesting restricted stock.

(12)	Information is based solely on a Schedule 13G, dated September 21, 2007.

(13)	Information is based solely on a Schedule 13G, dated February 12, 2007.

(14)	Information is based solely on a Schedule 13G, dated June 29, 2007.

(15)	Information is based solely on a Schedule 13G, dated January 22, 2007.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by the Securities and Exchange Commission regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on the Company’s review of the copies of such forms it received and written representations from reporting persons required to file reports under Section 16(a), the Company believes that all of the Section 16(a) filing requirements applicable to such persons were met during fiscal 2007, except that one report was filed late by Gordon Wicher relating to a sale of 5,000 shares, and one report was filed late by James D. Ruff relating to an option exercise of 3,000 shares.
COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation
          The Compensation Committee of the Board of Directors (the “Compensation Committee”) is responsible for oversight and design of compensation programs for the Company’s senior management. The Compensation Committee is composed only of independent non-employee members of the Board of Directors. The Compensation Committee with input from the Board of Directors is responsible for establishing performance goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his performance in light of those goals and objectives, and determining and approving his compensation based on this evaluation. The Committee reviews and considers recommendations made by the Chief Executive Officer in determining the compensation of the other named executive officers. Under the Compensation Committee Charter, the Compensation Committee is also charged with administering and granting awards under the Company’s cash and stock incentive plans.
Background
          The Compensation Committee makes every effort to ensure that the Company’s compensation program for senior management aligns interests of senior management with the economic interests of shareholders and provides incentives to support the business strategy of the Company. Historically, the Compensation Committee has not retained compensation consultants to review the Company’s executive compensation policies or survey compensation paid by comparable companies, and no compensation consultant was retained with respect to fiscal 2007 or any prior year. Instead, the Compensation Committee has conducted an annual review of compensation for the named executive officers. In making compensation decisions, the Chief Executive Officer and Compensation Committee have historically considered the Company’s financial performance, as well as the experience level and contributions of the individual executive officer, the role and responsibilities of the executive officer, and other factors. The goal has been to provide reasonable compensation that is comparable to other public manufacturing companies of similar size and market base, based on publicly available information, that is reasonable for the Company’s geographic location, and that create incentives intended to align the economic interests of the executives with those of the Company’s stockholders.
Compensation Philosophy and Objectives
     The Compensation Committee has established the following compensation objectives for the Company’s named executive officers as important elements of its overall compensation philosophy:
•	Compensation should be related to performance. The Company’s executive compensation program is designed to reward named executive officers when the performance of the Company meets or exceeds stated objectives. The Compensation Committee believes that the compensation paid to the named executive officers should be closely aligned with the performance of the Company on both a short-term and long-term basis, and that incentive based compensation should represent 50% or more of an executive’s total compensation.

•	Compensation should serve to encourage executives to remain with the Company. The Company’s executive compensation program components are designed to retain talented executives. The Compensation Committee believes that continuity of employment is critical to achieving the Company’s strategic objectives and building shareholder value. A significant element of the executive compensation program, therefore, is long-term incentive compensation plans with awards that vest on a rolling basis over periods of several years. As part of the retention objective, the Committee believes that compensation should include a meaningful stock component to further align the interests of the senior management with our stockholders.

•	Compensation should be reasonable for our business, our locations and our long-term, multi-year approach to achieving sustainable growth. The Compensation Committee believes that an appropriate compensation package will attract executives and motivate them to achieve the Company’s annual and long-term strategic objectives. At the same time, the Committee believes that compensation levels should be set at reasonable and fiscally responsible levels.
Elements of Compensation
     The compensation program for named executive officers consists of (i) base salary, (ii) a cash incentive bonus plan, (iii) a long-term incentive (equity-based) plan, and (iv) other executive benefits. A discussion of each element follows.
Base Salary
     The Company provides the named executive officers with base salaries intended to fairly compensate them for services rendered during the year, but at levels which are approximately half or less of targeted total compensation if performance objectives are achieved. Base salary is a fixed, cash component of overall compensation, which is reviewed and may be adjusted periodically based on a variety of factors, including general economic conditions, cost of living changes, executive performance, Company performance and perceived changes in market rates of pay for comparable executives. Base salary ranges for named executive officers are designed to account for different experience, responsibilities and performance levels.
Cash Incentive Compensation
     The Company’s cash incentive bonus program is designed to tie executive compensation to the Company’s performance and contains three elements: an objectively determined portion that is awarded upon the Company achieving certain financial performance goals, a discretionary portion based on the Company exceeding its financial performance goals, and an individual incentive portion that is tied to the performance of certain aspects of the Company’s business within the executive’s area of responsibility. Cash bonuses for a given year are approved by the Compensation Committee in the first quarter of the following year after a review of the previous fiscal year’s financial performance.
     A target level, which determines the percentage of the named executive officer’s base salary he or she is eligible to earn as a cash bonus for the fiscal year, is established by the Compensation Committee for each named executive officer prior to the commencement of the fiscal year. With the exception of the Chief Executive Officer and Mr. Brausen, the target level for all named executive officers for fiscal 2007 was 50% of base salary based on the achievement of a targeted earnings goal, and 20% of base salary based on achievement of performance goals within the particular executive’s area of responsibility. The target bonus percentage may vary somewhat year to year depending on the value of specific annual objectives and goals. The Chief Executive Officer’s target level for fiscal 2007 was 100% of base salary and was established in accordance with the terms of his employment agreement. The economic components for the Chief Executive Officer’s bonus included revenues, earnings and return on capital.
     The Chief Executive Officer’s base salary, cash bonus and stock incentive compensation are higher than that of the other individual named executive officers due to the increased level of his responsibility. The

Compensation Committee does not believe that the differences in cash incentive compensation during the past year among the other executive officers are material.
     The Compensation Committee has determined that annual net earnings is the primary appropriate measure of financial performance by which to link annual cash incentive compensation to Company performance. The Compensation Committee establishes financial targets for the Company for each fiscal year either at the beginning of the year or in the fourth quarter of the preceding fiscal year, with an emphasis on net earnings, based on the Company’s business plan for the year. The business plan is developed and proposed by management, but is subject to review and final approval by the Board of Directors. For fiscal 2007, the financial targets established by the Committee reflected substantial improvement over Company financial performance in the prior fiscal year.
     In addition to the earnings-based bonus, the second portion of the named executive officer’s cash bonus is based on an individual incentive plan designed to place a percentage of the executive’s total compensation at risk to encourage achievement against measured quantitative goals within the executive’s area of responsibility. For fiscal 2007, all of the named executive officers except for the Chief Executive Officer and Mr. Brausen participated in individual cash bonus incentive plans tied to a specific area of Company financial performance. Mr. Boutsikaris was eligible to earn additional cash bonus compensation equal to 20% of his annual base salary if the Company’s new orders met or exceeded a budgeted target amount. Mr. Miller was eligible to earn additional cash bonus compensation equal to 20% of his annual base salary if the Company’s aftermarket revenue met or exceeded a budgeted target amount. Mr. Wicher was eligible to earn additional cash bonus compensation equal to 20% of his annual base salary if the Company’s revenue met or exceeded a budgeted target amount.
     The third portion of a named executive officer’s cash bonus is in the form of a supplemental incentive cash bonus for Company performance in excess of targeted achievement levels. With the exception of Mr. Camp and Mr. Brausen, each officer is eligible to receive an additional graduated bonus amount to the extent the Company exceeds its net earnings target or the pre-established quantitative goal for the individual executive’s area of responsibility, in each case by not less than 10%, up to a maximum supplemental bonus amount such that the total cash bonus could equal 100% of the officer’s base salary and potentially in excess of 100% for performance substantially in excess of goals and if approved at the discretion of the Compensation Committee. The Compensation Committee has the discretion to award a supplemental incentive cash bonus to Mr. Camp up to a maximum supplemental bonus amount such that the total cash bonus could equal 200% of his base salary for 2007. The supplemental incentive cash bonus for Mr. Camp is based solely upon the Company exceeding its pre-established earnings goal for the year.
     For fiscal 2007, the Company exceeded the net earnings objective and other performance measures established by the Compensation Committee for purposes of senior management bonuses, and as a result an aggregate total of $1,037,844 was awarded under the Company’s cash incentive bonus program by the Compensation Committee to the named executive officers and to Mr. Brausen under another Company incentive program. The amount of the supplemental incentive cash bonus to Mr. Camp was based upon the extent to which the Company’s earnings level for fiscal 2007 exceeded the pre-established goal. The following table states the fiscal 2007 cash incentive bonus compensation awarded to each named executive officer:

			Cash Bonus	Supplemental
			Awarded for	Incentive Cash
		Cash Bonus	Company	Bonus
		Awarded for Target	Performance in	Awarded for	Total Cash
	Annual Base	Earnings	Area of	Exceeding	Bonus
Name	Compensation	Achievement	Responsibility	Target	Awarded
David M. Camp	$275,000	$275,000	—	$137,500	$412,500
James R. Brausen	$137,750	$17,245	$13,086	$1,737	$32,068 (1)
John C. Boutsikaris	$208,200	$104,100	$41,640	$62,460	$208,200
Craig T.J. Miller	$180,076	$90,038	$36,015	$54,023	$180,076
Gordon Wicher	$205,000	$102,500	$41,000	$61,500	$205,000

(1)	Mr. Brausen does not participate in the same executive bonus program as the other named executive officers. His award was granted under a general management incentive program which involves a measurement on return on sales and specific pre-established goal achievements. Further, this table does not include a $10,000 discretionary cash bonus paid to him subsequent to the end of the fiscal year in recognition of his service as the Principal Financial and Accounting Officer.
Cash Incentive Compensation for Fiscal 2008
     The Company’s cash incentive bonus program for fiscal 2008 has been established based on the Company’s business plan for the year and the criteria as described above. The Compensation Committee believes that the goals it sets in connection with the determination of cash incentive compensation should be aggressive, relative to Company performance in prior years, industry conditions and other factors, emphasizing overall financial performance and, in particular, net earnings.
Stock Incentive Compensation
     The Compensation Committee believes that incentives tied to stock ownership by executive officers and key employees are the most important component of total compensation. The Compensation Committee uses grants of restricted stock as part of the Company’s overall incentive compensation to align the interests of named executive officers with those of the Company’s shareholders. The stock is restricted in that if the criteria for retention of the shares awarded are not achieved, the shares are forfeited and cancelled. If the criteria for unrestricted ownership are achieved, the restrictions lapse and the shares are released to the award recipient.
     Beginning in 2008, the Compensation Committee expects to award annual grants of restricted stock to the named executive officers. One-third of the shares awarded under the annual grant of restricted stock are subject to time-based vesting requirements. Two-thirds of the shares awarded under the annual grant are subject to Company achievement of specified financial performance criteria. The restrictions on the annual grants of restricted stock lapse on a rolling basis over three years as described below. With the exception of the Chief Executive Officer and Mr. Brausen, each named executive officer will receive in 2008 a grant of restricted stock valued at 50% of the executive’s base salary on the date of grant.
     The lapse of the restrictions on one-third of each of the awards of restricted stock (the “time-vested shares”) is contingent upon the continued employment of the executive for the three-year period ending September 30, 2010, vesting in equal annual increments each year during the three-year period, subject to acceleration in certain circumstances in the event of termination of employment prior to such date. The lapse of the restrictions on the remaining two-thirds of the restricted stock (the “performance shares”) is contingent upon the Company achieving certain pre-determined financial performance criteria related to revenue and earnings growth during the three-year period compared to the fiscal year preceding the grant date (the “base year”), as set by the Compensation

Committee. Management must also meet goals for return on capital used to achieve its revenue and earnings objectives. The restrictions are intended to lapse, subject to achievement of the performance criteria, after three years.
Other Benefits and Perquisites
     The philosophy of the Company is not to provide material perquisites to its named executive officers. Executive officers are eligible to participate in the Company’s 401(k) plan and receive similar health, dental and insurance benefits as are available to other employees of the Company.
Other Compensation Matters
Change in Control and Severance Arrangements
     The Company has an employment agreement with Mr. Camp and at December 12, 2007 had interim contractual commitments with Messrs Brausen and Wicher regarding severance rights. Pursuant to the terms of Mr. Camp’s three-year employment agreement, if his employment is terminated at or within 12 months of a change in control event, or by the Board without cause in a non-change of control environment, Mr. Camp will receive severance benefits equal to one year’s base salary. Also pursuant to his employment agreement, in the event that a transaction occurs in which substantially all of the Company’s assets or 50% or more of its stock is acquired in one or more related transactions, the restrictions on all shares of restricted stock previously awarded to Mr. Camp will immediately lapse. The purpose of the change in control and severance arrangement is to facilitate Mr. Camp’s continued service with the Company.
     The Company defines “cause” for purposes of Mr. Camp’s severance arrangement to mean (i) a material breach by Mr. Camp of his obligations to perform the duties of his position, other than as a result of incapacity due to physical or mental illness, which is demonstrably willful and deliberate on his part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of a written notice from the Company specifying such breach or (ii) the conviction of Mr. Camp (including a plea of nolo contendere) of a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs Mr. Camp’s ability to perform substantially his duties for the Company.
     During fiscal 2007, the Company entered into an interim severance agreement with Mr. Brausen, Principal Financial Officer and Principal Accounting Officer. The severance agreement will go into effect on the date the Company hires a new chief financial officer. Under the terms of his severance agreement, if Mr. Brausen’s employment is terminated by the Company at any time before the six-month anniversary of the date of hire of a new chief financial officer notwithstanding Mr. Brausen’s good-faith efforts to perform the responsibilities of his position, the Company will pay to Mr. Brausen certain severance payments. The severance payments will consist of six consecutive monthly payments at his then current base salary payable beginning on the first Company pay period following the termination of Mr. Brausen’s employment. The purpose of the severance agreement is to facilitate Mr. Brausen’s continued service with the Company.
     The Company entered into similar interim six-month severance agreements with each of Messrs. Boutsikaris, Burgess, Miller and Wicher in fiscal 2006 during the search for a new chief executive officer. Mr. Burgess received the severance benefits disclosed under “Executive Compensation” when he resigned in February 2007. All of the agreements have expired.

Tax Considerations
     Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that a publicly held company may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1,000,000 per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” We did not pay any compensation during fiscal 2007 that would be subject to the limitations set forth in Section 162(m) and, therefore, all compensation paid to executives was deductible for tax purposes. The Company has submitted to its stockholders for approval at the 2008 Annual Meeting a proposed amendment to the Company’s 2003 Employees’ Incentive Stock Plan which, if adopted, will exclude the compensation attributed to performance based awards of restricted stock from the limitations on tax deductible compensation expense of Section 162(m).
Stock Ownership Guidelines
     The Company currently has no formal stock ownership requirements or guidelines for its named executive officers.
COMPENSATION COMMITTEE REPORT
     The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specially incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board and the Board has approved that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2008 Annual Meeting and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007.
     Submitted on December 12, 2007 by the Compensation Committee of the Board.

Respectfully submitted,

Michael L. Shannon, Chairman
Richard Lawrence
Donald A. Washburn

EXECUTIVE COMPENSATION
Cash and Non-Cash Compensation Paid to Certain Executive Officers
     The following table sets forth the compensation earned by the named executive officers for services rendered in all capacities to the Company for the last fiscal year.
Summary Compensation Table – Fiscal 2007

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and Principal	Fiscal	Salary(1)	Bonus (2)	Awards(3)	Awards(4)	Compensation(5)	Compensation(6)	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
David M. Camp President and Chief Executive Officer	2007	259,137	151	83,270	0	412,500	56,912	811,970
James R. Brausen (7) Corporate Controller and Principal Financial Officer	2007	137,751	10,151	3,393	0	32,068	24,904	208,267
Ronald W. Burgess Senior Vice President and Chief Financial Officer (8)	2007	82,293	720	122,748	0	0	105,258	311,019
John C. Boutsikaris Senior Vice President of Sales and Marketing	2007	207,729	4,795	139,312	0	208,280	22,905	583,021
Craig T. J. Miller Senior Vice President and General Manager of Aftermarket Business	2007	179,781	1,411	149,158	0	180,076	4,748	515,174
Gordon Wicher Senior Vice President of Global Operations	2007	204,712	151	187,397	6,490	205,000	5,815	609,565

(1)	Includes amounts deferred by the executive officers under the Company’s Profit Sharing and 401(k) Plan.

(2)	All employees of the Company received cash awards, grossed up to net $100, to celebrate the first ever achievement of the Company reaching $100 million in sales. In addition, Mr. Brausen received a discretionary cash bonus of $10,000 in recognition for his service as the Company’s Principal Financial and Accounting Officer. Further, Mr. Burgess, Mr. Boutsikaris and Mr. Miller received an additional payment in the amount of $720, $4,644 and $1,260, respectively, during fiscal 2007 for payment under the 2006 cash bonus program due to a re-evaluation of performance scoring. These amounts were paid in December 2006 and were not previously disclosed in the 2007 Proxy Statement.

(3)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FASB Statement No. FAS 123(R) for restricted stock awards issued pursuant to the Restated Employee’s Stock Incentive Plan, the value of which is calculated using the closing price on the grant date. See the “Grant of Plan-Based Awards – Fiscal 2007” table for information on restricted stock awards made in fiscal 2007. The amounts reflect Key’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. Upon the resignation of Mr. Burgess in February 2007, 8,267 shares of restricted stock were vested and 18,233 shares of restricted stock were forfeited.

(4)	Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share-based Payments, (“SFAS No. 123R”). See Note 12 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007 regarding assumptions underlying valuation of equity awards.

(5)	The amounts reflect the cash awards paid to the named executive officers under individual bonus incentive plans for fiscal 2007 performance as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(6)	The table below entitled “Perquisites and Other Personal Benefits for Fiscal Year 2007” shows the components of the amounts included for each named executive officer under the All Other Compensation column in the

Summary Compensation Table.

(7)	Mr. Brausen was appointed Principal Financial and Accounting Officer on August 7, 2007.

(8)	Mr. Burgess resigned from all of his positions with the Company including his position of Senior Vice President and Chief Financial Officer, effective February 23, 2007.

		Perquisites and Other Personal Benefits for Fiscal Year 2007

		Term Life			Vacation
	Personal and	Insurance	401(k)		Payout Upon	Relocation/Mov
	Family Travel	Premium	Match	Severance	Termination	ing Expense
Name	($)	($)	($)	($)	($)	($)
David M. Camp	—	666	6,658	—	—	49,588
James R. Brausen	—	274	2,702	—	—	21,928
Ronald W. Burgess	—	312	758	100,000	4,188	—
John C. Boutsikaris	564	666	1,441	—	—	20,234
Craig T. J. Miller	—	666	4,082	—	—	—
Gordon Wicher	—	1,098	4,717	—	—	—
Grants of Plan-Based Awards — Fiscal Year 2007

					All other	All other
					stock	option
					awards:	awards:
					number of	number of	Exercise or	Grant date
		Estimated Possible Payouts Under			shares	securities	base price	fair value
		Non-Equity Incentive Plan Awards			of stock	underlying	of option	of stock and
	Grant	Threshold	Target	Maximum	or units	options	awards	option awards
Name	Date	($)	($)	($)	(#) (3)	(#)	($/Sh)	($)
David M. Camp	(1)	—	275,000	550,000	—	—	—	—
James R. Brausen	(2)	—	27,550	—	—	—	—	—
	2/7/2007	—	—	—	1,000	—	—	15,270
Ronald W. Burgess	—	—	—	—	—	—	—	—
John C. Boutsikaris	(1)	—	104,100	208,200	—	—	—	—
Craig T. J. Miller	(1)	—	90,038	180,076	—	—	—	—
Gordon Wicher	(1)	—	102,500	205,000	—	—	—	—
	11/14/2006	—	—	—	12,500	—	—	155,875

(1)	These awards were granted under the executive’s individual incentive plans for fiscal 2007 and are further described above in the “Compensation Discussion and Analysis” section of this Proxy Statement. The actual payments from these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above. The target and maximum values are calculated based on certain percentages of the executive’s annual base salary. The percentages and/or formulas are described above in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)	This award was granted under a general management incentive plan which involves a measurement on return on sales and specific pre-established goal achievements.

(3)	These awards are service-based restricted stock awards granted under the Company’s 2003 Restated Employee’s Stock Incentive Plan. Mr. Brausen’s shares will vest on the third anniversary of the date of grant and Mr. Wicher’s shares will vest on March 7, 2008.
Chief Executive Officer
     Pursuant to his Employment Agreement, the Chief Executive Officer is entitled to receive an annual award of 21,602 shares of restricted stock during each of the first three years of his employment. The commitment to the annual grant amount was equal in value to 100% of Mr. Camp’s annual base salary of $275,000 based on the fair market value of the Company’s common stock on the date of the commencement of employment. Fifty percent of each 21,602 restricted share grant will vest based on continued employment, in three equal annual installments, and

50% of each 21,602 restricted share grant will vest based on financial performance criteria determined by the Compensation Committee and measured over the three-year period applicable to each annual grant. The financial performance criteria for the first and second restricted share awards to Mr. Camp will be determined by the Compensation Committee based on criteria established by it at its meeting on February 6, 2008 following the Annual Meeting of Shareholders. It is anticipated that beginning in fiscal year 2010, annual restricted stock grants will be awarded to Mr. Camp, with the size of the award targeted at 100% of his base salary, on the same terms as the other named executive officers.
Activity Prior to Fiscal 2007
     Prior to fiscal 2007, the Compensation Committee on two occasions made grants of restricted stock under the Company’s 2003 Restated Employee’s Stock Incentive Plan (the “Stock Incentive Plan”) to the named executives. The purpose of the grants was to encourage the continued employment by the executives with the Company and to link the executive’s compensation to the performance of the Company. On May 3, 2005 the Compensation Committee awarded 12,500 shares of restricted stock to each of Messrs. Boutsikaris and Miller, with the restrictions based on the continued employment of the executive, and 17,500 shares of restricted stock to each of Messrs. Boutsikaris, Miller and Wicher, with the restrictions based on the Company’s financial performance over a three-year period. On November 16, 2006, the Compensation Committee awarded 12,500 employment-based restricted shares to Mr. Wicher. The restrictions on all of the employment-based shares will lapse for Mr. Miller on February 7, 2008, for Mr. Wicher on March 7, 2008, and for Mr. Boutsikaris on August 1, 2008 based on each officer’s continued respective employment through those dates. The restrictions on the performance shares lapsed based on (i) the continued employment of Messrs. Boutsikaris, Miller and Wicher through December 31, 2007 and (ii) the achievement of certain performance criteria for the three-year measuring period, as detailed below.
     Each of the 17,500 performance based share awards granted to Messrs. Boutsikaris, Miller and Wicher provided that the number of shares covered by the award would automatically reduce by 10% for any fiscal year during the measuring period in which the Company’s net earnings from continuing operations did not equal at least 90% of the prior fiscal year’s net earnings from continuing operations. As a result, each award was automatically reduced by 3,500 shares based on fiscal 2005 and 2006 earnings. The restrictions on the remaining 14,000 shares granted to each of Messrs. Boutsikaris, Miller and Wicher partially lapsed on September 30, 2007 based upon the compound annual growth rate (“CAGR”) of the Company’s net earnings from continuing operations over the measuring period as compared to the Company’s base level of net earnings established for purposes of the awards according to the following schedule:

% of Performance Share
CAGR	Restrictions to Lapse
Less than 7.5%	0%
7.5%	50%
10.0%	80%
25.0%	100%
     For the measuring period, CAGR was 19.35%, and, therefore, the restrictions lapsed on 12,950 performance-based shares for each of Messrs. Boutsikaris, Miller and Wicher. Consistent with the Compensation Committee’s philosophy that all or some of the performance-based share awards be at risk, the balance of the original 17,500 performance-based share awards to each executive were forfeited and cancelled.
     In past years, the Compensation Committee or the Board of Directors had from time to time also awarded stock options to executive officers and key employees under the Stock Incentive Plan and predecessor plans. Beginning with the 2006 fiscal year, the Compensation Committee determined that equity incentive awards should primarily be granted in the form of shares of restricted stock as described above. We determined to switch from stock options to restricted stock for a number of reasons, but some of the more important reasons were that (i) restricted stock awards provide a more predictable form of compensation and do not reward short-term price fluctuations in the price of the Company’s common stock that many critics have argued is inherent in stock options, (ii) restricted stock awards reduce dilution to the Company’s shareholders because the Company can provide a long-term incentive award having the same relative value as a stock option award using fewer shares, and (iii) due to changes in accounting rules under FAS 123R, stock options no longer receive preferential financial accounting treatment relative to restricted stock awards.
     In prior years the exercise price for stock options granted was set at an amount equal to the fair market value of the Company’s common stock as of the date of the grant. The Summary Compensation Table—Fiscal 2007 reflects prior stock option grants to the officers as those grants continue to become vested over a four-year period following the original grant date, and SEC rules require us to report compensation related to the options throughout the vesting period.
Outstanding Equity Awards At 2007 Fiscal Year-End

	Option Awards				Stock Awards
							Equity
							incentive	Equity
							plan awards:	incentive
						Market	Number of	plan awards:
	Number of	Number of			Number of	value of	unearned	payout value
	securities	securities			shares or	shares or	shares, units	of unearned
	underlying	underlying			units of	units of	or other	shares, units,
	unexercised	unexercised	Option	Option	stock that	stock that	rights that	or other rights
	options (#)	options (#)	exercise	expiration	have not	have not	have not	that have
Name	exercisable	unexercisable	price ($)	date	vested (#)	vested ($)	vested (#)	not vested ($)
David M. Camp	—	—	—	—	—	—	10,801 (1)	325,110
	—	—	—	—	—	—	7,201 (2)	216,750
James R. Brausen	—	—	—	—	1,000	30,100 (3)	—	—
Ronald W. Burgess	—	—	—	—	—	—	—	—
John C. Boutsikaris	—	—	—	—	—	—	12,500 (4)	376,250
	—	—	—	—	—	—	14,000 (5)	421,400
Craig T. J. Miller	—	—	—	—	—	—	12,500 (6)	376,250
	—	—	—	—	—	—	14,000 (5)	421,400
Gordon Wicher	1,875	—	9.70	5/8/2008	—	—	—	—
	—	—	—	—	—	—	12,500 (7)	376,250
	—	—	—	—	—	—	14,000 (5)	421,400

*	The market value of the restricted stock awards that have not vested is calculated by multiplying the number of shares by the closing price of the Company’s common stock at September 30, 2007, which was $30.10.
Vesting Schedule for Outstanding Unvested Stock Awards

Note	Grant Dates	Incremental Vesting Dates
(1)	9/27/2006	Per the terms of the award agreement, restrictions lapse on 12/31/2009 based on continued employment and the achievement of certain performance criteria.

(2)	9/27/2006	Restrictions lapse on 3,600 and 3,601 shares on 9/30/2008 and 9/30/2009, respectively, based on continued employment.

(3)	2/7/2007	Restrictions lapse on 2/7/2010 based on continued employment.

(4)	9/6/2005	Restrictions lapse on 8/1/2008 based on continued employment.

(5)	9/6/2005	Per the terms of the award agreement, restrictions lapse on 12/31/2007 based on continued employment and the achievement of certain performance criteria. Subsequent to 9/30/2007, based on the Company’s audited financial results, 1,050 of these shares were forfeited.

(6)	9/6/2005	Restrictions lapse on 2/7/2008 based on continued employment.

(7)	11/14/2006	Restrictions lapse on 3/7/2008 based on continued employment.
Stock Options Granted to Certain Executive Officers during Fiscal 2007
     During fiscal 2007, no options for the purchase of the Company’s Common Stock were awarded to the Company’s named executive officers.

Stock Option Exercises and Vested Stock Awards during Fiscal 2007
     The following table shows the number of shares acquired by the exercise of stock options or vesting of restricted stock grants by each of the named executive officers during fiscal 2007 along with the aggregate dollar value realized on such exercises or vesting as calculated based on the difference between the market price of Key’s stock at exercise or vesting and the option or award exercise price.
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number		Number
	of shares	Value	of shares	Value
	acquired	realized on	acquired	realized
	on exercise	exercise	on vesting	on vesting
Name	(#)	($)	(#)	($)
	—	—	—	—
David M. Camp	—	—	3,600	108,360
James R. Brausen	—	—	—	—
Ronald W. Burgess	—	—	8,267	137,563
John C. Boutsikaris	—	—	—	—
Craig T. J. Miller	—	—	—	—
Gordon Wicher	43,124	116,540	—	—

PROPOSAL 2
AMENDMENT OF THE COMPANY’S RESTATED ARTICLES OF
INCORPORATION TO CHANGE PAR VALUE
     The Company’s Board of Directors has approved, and recommends that the shareholders approve, an amendment to Article II of the Company’s Restated Articles of Incorporation to change the designation of the Company’s shares of common stock and series preferred stock from $0.01 par value per share to shares without par value.
     Par value is a concept that was historically used to protect shareholders and creditors by ensuring that a company received at least the par value as consideration for the issuance of its shares. Under modern corporate law, the importance of par value has decreased. The corporate law of Oregon, under which the Company is incorporated, does not require a company to state a par value. The Company’s Board of Directors believes that it is in keeping with modern corporate practice that the par value of the Company’s shares of common stock and series preferred stock be changed to shares without par value. The Board of Directors believes that shares without par value will provide greater flexibility to the Company in utilizing its shares of common stock and series preferred stock for various corporate purposes.
     The change in par value will not change the number of authorized shares of the Company’s common stock or series preferred stock. The Company will not exchange certificates for currently outstanding shares of its common stock or series preferred stock to reflect the change in par value.
     Assuming that a quorum is present, approval of this amendment of the Company’s Restated Articles of Incorporation requires that the number of votes cast in favor of the proposed amendment exceed the number of votes opposing the proposed amendment. If approved by our shareholders, the amendment will be effective upon its filing with the Secretary of State of the State of Oregon.
The Board of Directors recommends a FOR approval of the amendment to the Restated Articles of
Incorporation to change par value.

PROPOSAL 3
CONSIDERATION OF AMENDMENT TO COMPANY’S
RESTATED ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
     The Company’s Board has approved, and recommends that the shareholders approve, an amendment to the Company’s Restated Articles of Incorporation to increase the number of authorized shares of common stock from 15 million total authorized shares to 45 million total authorized shares. The Restated Articles of Incorporation would be amended by restating the first two sentences of Article II such that they read in their entirety as follows:
“Article II
“The Corporation shall have the authority to issue 50 million shares of stock in the aggregate. Such shares shall be divided into two classes as follows:
“(a) 45 million shares of common stock (the ‘Common Stock’); and
“(b) 5 million shares of preferred stock (the ‘Series Preferred’).”
     The Company’s directors believe that it is desirable to have additional authorized shares of common stock available for general corporate purposes, including without limitation possible future financings or acquisition transactions, and possible future stock dividends or stock splits. The Company’s directors believe that having such additional authorized shares of common stock available for issuance in the future should give the Company greater flexibility and may allow such shares to be issued without the expense and delay of a special meeting of the shareholders. Although such issuance of additional shares with respect to future financings and acquisitions would dilute the ownership percentage of existing shareholders, management believes that any such future transactions would be approved only if they increased the value of the Company to its shareholders. The proposed amendment does not change the amount of series preferred stock currently authorized, which the Board considers to be adequate for appropriate future corporate purposes.
     Assuming that a quorum is present, approval of this amendment of the Company’s Restated Articles of Incorporation requires that the number of votes cast in favor of the proposed amendment exceed the number of votes opposing the proposed amendment. If approved by our shareholders, the amendment will be effective upon its filing with the Secretary of State of the State of Oregon.
The Board of Directors recommends a FOR approval of the amendment to the Restated Articles of
Incorporation to increase the total number of authorized shares of Common Stock.

PROPOSAL 4
CONSIDERATION OF AMENDMENTS TO
THE 2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN
     The Company’s 2003 Restated Employees’ Stock Incentive Plan (the “Plan”) was originally adopted by the Board of Directors and approved by the shareholders of the Company in 1989, and has been subsequently amended and restated by the Board of Directors five times. The latest amendments to the Plan in 2005, approved by the shareholders in 2006, deleted the terms of the Plan providing for automatic stock option awards to members of the Compensation Committee, authorized the discretionary award of shares of restricted stock to employee and non-employee members of the Board, including members who serve on the Compensation Committee, and made certain administrative changes with respect to Board authority to take action under the Plan and in connection with the adoption of FAS 123R with respect to determining the date of grant of awards.
     The purpose of the Plan is to encourage officers, directors and employees of the Company to acquire or increase their proprietary interest in the Company and to promote a closer identity of interests between the Company’s officers, directors and employees and its shareholders. The Company believes the Plan provides incentives for the continued efforts of the participants and the continuity of their service to the Company. There are approximately five hundred employees and five independent directors who are eligible for participation in the Plan. The following summary of the amendments to the Plan is subject to the specific provisions contained in the full text of the Amendment and of the Plan as amended after giving effect to the proposed amendment set forth as Appendix A.
Summary of Amendment
     On November 14, 2007, the Board of Directors adopted, subject to shareholder approval, Amendment No. 2 to the Plan. The proposed amendment to the Plan (i) adds an additional 200,000 shares to the reserved shares for potential issuance under the Plan, and (ii) adds a new section related to performance-based awards of restricted stock intended to qualify awards of performance-based restricted stock for exclusion from the limits on deductible compensation under Section 162(m) of the Internal Revenue Code.
     Under the current Plan, which has been in use by the Company since 1989, the reserve of shares of common stock that remains available for grants of stock options or award of restricted stock grants at December 7, 2007 was a total of 277,850 shares. In fiscal 2008, the Company expects that awards representing approximately 85,000 additional shares will be committed under existing compensation arrangements. With the addition of another 200,000 shares to the pool of reserved shares, the Company believes the Plan as supplemented provides a sufficient reserve of shares for use by management and the Compensation Committee as incentive-based compensation for the next several years.
     Approval by the shareholders of the proposed Plan provisions establishing performance goals for performance-based awards of restricted stock may benefit the Company and its shareholders by potentially reducing future tax payments by the Company. Without the proposed amendment, the planned grants of restricted stock awards as discussed under Compensation Discussion and Analysis in this Proxy Statement could result, depending upon future values of the Company’s common stock, in certain executives receiving total compensation (including the vesting of restricted stock awards) a portion of which would not be deductible by the Company as compensation expense for purposes of federal income taxes.
Summary of Other Terms of the Plan
     The Compensation Committee of the Board of Directors (the “Compensation Committee”) has the responsibility to construe and interpret the Plan and to establish and amend such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. The Compensation Committee may grant awards of restricted stock and stock options, which may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory stock options, meaning an option other than an incentive stock option.

     Awards may be granted under the Plan to key employees, officers and directors of the Company and any subsidiary corporation. In determining the employees, officers and directors to whom awards are granted, and the number of restricted shares to be awarded or shares to be issued on the exercise of an option, the Compensation Committee takes into account the duties of the employees, officers and directors, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.
     The Committee has the authority, subject to the terms of the Plan, to determine all terms of an option grant or restricted stock award, including the time or times at which awards shall be granted, vesting terms, the fair market value of restricted shares or shares under option from time-to-time, and the terms and provisions of the instruments evidencing awards, including any conditions to exercise or any restrictions which may be imposed applicable to the transfer of restricted shares or the shares to be acquired upon exercise of options. Generally, the Board of Directors of the Company may amend, modify or terminate the Plan at any time subject to the requirement for shareholder approval of certain material changes. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other options awarded under the Plan. The Plan will terminate no later than December 15, 2013.
     Certain options that may be granted under the Plan are intended to qualify as “incentive stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of this Proxy Statement, an option holder will recognize no income upon grant or exercise of an incentive stock option. If an option holder exercises an incentive stock option and does not dispose of the shares acquired within two years of the date of grant and within one year following the date of exercise, the later sales of the shares will qualify for capital gains treatment. If an option holder disposes of shares acquired upon exercise of an incentive stock option before either the one-year or the two-year holding period (a “disqualifying disposition”), the option holder will recognize compensation income in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the fair market value of the shares on the date of disposition over the option price. Any additional gain realized upon the disqualifying disposition will be eligible for capital gains treatment.
     The Company generally will not be allowed any deduction for federal income tax purposes at either the time of grant or the time or exercise of an incentive stock option. However, upon any disqualifying disposition by an employee, the Company will be entitled to a deduction to the extent the employee recognized compensation income.
     Certain options under the Plan will be treated as “nonstatutory stock options” for federal income tax purposes. Under the federal income tax laws in effect as of the date of the Proxy Statement, no income is realized by the holder of a nonstatutory stock option until the option is exercised. At the time of exercise, the option holder will recognize ordinary income, and the Company will be entitled to a deduction, in the amount by which the fair market value of the shares acquired exceeds the exercise price at the time of exercise. The Company is required to withhold employment taxes on such income. Upon the sale of shares acquired upon exercise of a nonstatutory stock option, the option holder will receive capital gains treatment on the difference between the amount realized from the sale and the fair market value of the shares on the date of exercise. Such capital gains treatment shall be short-term or long-term, depending on the length of time the shares were held.
     Shares of restricted stock may be sold or awarded under the Plan for such consideration as the Committee may determine. Each award of restricted stock is subject to the terms of a restricted stock agreement, which may provide for vesting of the award, in full or in installments, upon satisfaction of specified conditions. Individual restricted stock agreements under the Plan need not be identical, and may provide for acceleration of vesting in the event of death, disability, retirement or other events.

     Assuming a quorum is present, approval of the amendment to the Plan requires that the votes cast in favor of the amendment exceed the votes cast against the amendment.  Abstentions and broker non-votes (the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) will have the effect of neither a vote for nor a vote against the amendment.
The Board of Directors recommends a vote FOR approval of the amendment to the 2003 Restated Employees’ Stock Incentive Plan.

AUDIT COMMITTEE REPORT AND OTHER RELATED MATTERS
Report of the Audit Committee of the Board of Directors
     The information contained in this report shall not be deemed to be soliciting material, or to be filed with, or incorporated by reference in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.
     The Audit Committee of the Board of Directors of Key Technology, Inc. comprises four non-employee directors who meet the independence standards of The NASDAQ Global Market. The members of the Audit Committee are John E. Pelo, Chairman, Richard Lawrence, Charles H. Stonecipher and Donald A. Washburn. The Board has determined that Mr. Pelo qualifies as an “audit committee financial expert” under federal securities laws. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.key.net. Among other things, the Audit Committee recommends to the Board of Directors the selection of the Company’s independent registered public accountants (the “public accountants”). The Audit Committee has adopted a policy for the pre-approval of services provided by the public accountants.
     Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s public accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
     In this context, the Audit Committee has met and held discussions with management and the public accountants of the Company. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated audited financial statements separately with management and the Company’s public accountants. The Audit Committee discussed with the public accountants the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.
     The Company’s public accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the Company’s public accountants that firm’s independence and considered whether the non-audit services provided by the Company’s public accountants were compatible with maintaining the independence of such public accountants.
     Based upon the Audit Committee’s discussion with management and the public accountants and the Audit Committee’s review of the representations of management and the report of the public accountants to the Audit Committee, the Audit Committee recommended that the Board of Directors include the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007 filed with the Securities and Exchange Commission.
     For fiscal year 2007, management completed the documentation, testing, and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, and related regulations. The Audit Committee monitored the progress of the evaluation and provided oversight and guidance to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company’s public accountants. At the conclusion of the process, management provided the Audit Committee with a report on management’s assessment of the effectiveness of internal control over financial reporting, and the Company’s public accountants provided the Audit Committee with their related report.

     In compliance with the Sarbanes-Oxley Act, the Audit Committee has established procedures, including receipt, retention, and treatment of complaints, for confidential, anonymous reporting of employee concerns with regard to accounting controls or auditing matters.
     December 12, 2007

Respectfully submitted,

John E. Pelo, Chairman
Richard Lawrence
Charles H. Stonecipher
Donald A. Washburn
Fees Paid to Grant Thornton LLP
     The following table shows the fees paid by the Company for the audit and other services provided by Grant Thornton LLP for fiscal years 2007 and 2006, respectively.

	FY 2007	FY 2006
Audit Fees	$583,394	$276,475
Audit-Related Fees	0	0
Tax Fees	9,170	2,240
All Other Fees	0	0

Totals	$592,564	$278,715
     “Audit Fees” includes aggregate fees billed for professional services provided in conjunction with the audit of the Company’s financial statements for each of the years ending September 30, 2007 and 2006 and with the audit of internal control over financial reporting for the year ended September 30, 2007, review of the Company’s quarterly financial statements, assistance and review of documents filed with the SEC, consents, and services provided in connection with statutory and other regulatory filings. The substantial increase in audit fees in fiscal year 2007 is attributable to approximately $280,000 of fees related to the required initial audit by the independent registered public accounting firm of the Company’s internal controls over financial reporting. “Tax Fees” include fees primarily related to compliance services for international corporate income tax returns and for company employees living abroad. All of the services described above were approved by the Audit Committee.
     The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring its pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. The policy provides for specific types of permitted services. The policy requires specific pre-approval of all permitted services. The Audit Committee considers whether such services are consistent with the rules of the SEC on auditor independence. The Audit Committee’s charter delegates to a designated member the authority to address any requests for pre-approval of services between Audit Committee meetings, and the designated member must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

PROPOSAL 5
RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
     The Audit Committee of the Board of Directors has selected Grant Thornton LLP as independent registered public accountants to audit the consolidated financial statements and the internal control over financial reporting of the Company for the fiscal year ending September 30, 2008.
     Grant Thornton LLP acted as independent registered public accountants for the Company for fiscal year 2007. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement, and be available to respond to appropriate questions.
     Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accountants for fiscal year 2008.
The Board of Directors recommends a vote FOR ratification of the selection of
Grant Thornton LLP as the Company’s independent registered public accountants for fiscal year 2008.

OTHER BUSINESS
     Management knows of no other matters that will be presented for action at the 2008 Annual Meeting of Shareholders. However, the enclosed proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented at the Annual Meeting.
     Shareholders may only bring business before an Annual Meeting if the shareholder proceeds in compliance with the Company’s Restated Bylaws. For business to be properly brought before the 2008 Annual Meeting by a shareholder, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on January 7, 2008. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the business; (b) the shareholder’s name and address as they appear on the Company’s books; (c) the number of shares of Common Stock beneficially owned by the shareholder; and (d) any material interest of the shareholder in such business. The presiding officer at any Annual Meeting will determine whether any matter was properly brought before the meeting in accordance with the above provisions. If he should determine that any matter has not been properly brought before the meeting, he will so declare at the meeting and the matter will not be considered or acted upon.
SHAREHOLDER PROPOSALS AND COMMUNICATIONS
     To be eligible for inclusion in the Company’s proxy materials for the 2009 Annual Meeting of Shareholders, a proposal intended to be presented by a shareholder for action at that meeting must, in addition to complying with the shareholder eligibility and other requirements of the Securities and Exchange Commission’s rules governing such proposals, be received not later than September 6, 2008 by the Secretary of the Company at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362.
     Any shareholder proposals intended to be presented at the 2009 Annual Meeting of Shareholders but not included in the proxy materials must comply with the Company’s Amended and Restated Bylaws, effective November 14, 2007. Under the Amended and Restated Bylaws, notice of the proposed business must be given to the Secretary of the Company in writing on or before the close of business on September 6, 2008. The notice to the Secretary must set forth as to each matter that the shareholder proposes to bring before the meeting: (a) a brief description of the matter, (b) the proposing shareholder’s name and record address, (c) the class or series and the number of shares of the Company that the shareholder beneficially owns, (d) a description of all agreements, arrangements or understandings between the shareholder and any other person(s) (including their names and addresses) in connection with the proposal of such matter and any material interest of the shareholder in such matter, and (e) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to bring the proposed business before the meeting. If the written notice relates to a shareholder nomination of any person to stand for election to the Board, please see page 6 of this Proxy Statement for additional information required to be included in the shareholder’s written notice.
     Any shareholder or other interested party desiring to communicate with the Board of Directors, or one or more members, or a particular committee, may do so by addressing their written correspondence to Key Technology, Inc., Board of Directors, c/o Secretary, at the Company’s principal executive offices, 150 Avery Street, Walla Walla, Washington 99362. The Secretary of the Company will promptly forward all such communications to the specified addressees, as appropriate.
     It is important that your shares be represented at the meeting. Therefore, whether or not you expect to be present in person, you are respectfully requested to mark, sign and date the enclosed proxy and promptly return it in the enclosed envelope.

     A copy of the Company’s 2007 Annual Report on Form 10-K will be available on the Company’s website at www.key.net and to shareholders without charge upon request to: Investor Relations, Key Technology, Inc., 150 Avery Street, Walla Walla, Washington 99362.

By order of the Board of Directors,

/s/ Gordon Wicher

Gordon Wicher Secretary
Dated: January 4, 2008

APPENDIX A
KEY TECHNOLOGY, INC.
Amendment to Employees’ Stock Incentive Plan
A new Section 6.5 is added to the Plan as follows:
     6.5 Performance-Based Awards. The Committee may grant performance-based awards of restricted stock to employees of the Company. The number of shares of each performance-based award, valued at the market price at the date of the award, may not exceed in aggregate value the amount that is equal to the recipient’s annual base salary at the time of the award. The performance criteria of each performance-based award may be based upon Company sales or revenue, gross margin, net earnings, or return on equity or invested capital, or any of such performance criteria, as established by the Committee at the time of each award.

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Key Technology, Inc.
2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN
(As amended and restated November 14, 2007)
     1. Purpose.
          This Restated Employees’ Stock Incentive Plan (the “Plan”) is designed to encourage key employees of Key Technology, Inc. (the “Company”) and any subsidiary corporations to acquire or increase a proprietary interest in the Company, and thus to share in the future success of the Company’s business. Subsidiary corporation means any corporation in which 50% or more of the outstanding shares of capital stock are owned by the Company. The Plan is intended to attract and retain outstanding personnel who are in a position to make important and direct contributions to the success of the Company and to promote a closer identity of interests between the Company’s key employees and its shareholders. The Plan was initially adopted in 1989 and was subsequently amended on multiple occasions. The Plan is amended and restated as of November 14, 2007 to increase the total shares that may be issued under the Plan since inception by 200,000 additional shares, and to qualify future performance-based awards of restricted stock for exclusion from the limits on deductible compensation under Section 162(m) of the Internal Revenue Code.
     2. Scope and Duration of the Plan.
The total number of shares to be issued to eligible participants under this Plan, including all shares issued prior to the date of this restatement and shares issuable pursuant to the exercise of options presently outstanding and previously granted restricted and unvested stock awards, is 1,550,000 shares of the Company’s Common Stock. If an option expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other options awarded under the Plan. If a restricted stock award is forfeited, in part or in full, the forfeited shares will again be available for issuance under the Plan. Unless the Plan is terminated earlier pursuant to Section 0, it shall terminate on November 11, 2013 and no option or restricted stock award shall be granted under the Plan after that date.
     3. Administration.
          The Plan is administered by the Compensation Committee of the Board of Directors (the “Board”), which shall be comprised solely of “Non-Employee Directors” as defined in Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 (the “Committee”).
          The Committee has the responsibility to construe and interpret the Plan and to establish and amend such rules and regulations as it deems necessary or desirable for the proper administration of the Plan. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, interpretation and administration of the Plan, shall, to the extent permitted by law, be within its absolute discretion, but subject to the express provisions of the Plan. Decisions of the Committee shall be conclusive and binding upon all recipients of options and restricted stock awards and any person claiming under or through any recipient of an option or restricted stock award.
          The Committee has the authority, subject to the terms of the Plan, to determine which persons are eligible for options and restricted stock awards and those to whom options or restricted stock awards shall be granted, the type of grant to be awarded, the number of shares to be covered by each option or restricted stock award, the time or times at which options or restricted stock awards shall be granted, the fair market value of shares under option or restricted stock award from time to time, and the terms and provisions of the instruments evidencing options and restricted stock awards, including any conditions to exercise, repurchase rights, or any restrictions which may be imposed applicable to the transfer of the shares to be acquired upon exercise of options or pursuant to restricted stock awards. The Board may take any action which the Committee is authorized to take under the terms of the Plan.

     4. Eligible Employees.
          4.1. Awards Generally. Options and restricted stock awards may be granted to employees and to directors of the Company and any present or future subsidiary corporations. In determining the employees to whom options and restricted stock awards shall be granted, and the number of shares to be issued on the exercise of an option or the number of shares of restricted stock to be granted, the Committee shall take into account the duties of the employees, their present and potential contributions to the success of the Company, and such other factors as the Committee deems relevant to accomplish the purposes of the Plan.
          4.2. Incentive Stock Options. Incentive Stock Options may be granted only to employees of the Company or any subsidiary corporation. An Incentive Stock Option cannot be granted to an employee who, at the time such option is granted, owns directly or beneficially more than 10% of the total combined voting power of all classes of stock of the employer corporation or its parent or any subsidiary. This limitation shall not apply if, at the time such Incentive Stock Option is granted, the option price is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted.
     5. Stock Options.
          5.1. Types of Grants. The Committee may grant either Incentive Stock Options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or Nonstatutory Stock Options. The Committee has the sole discretion in deciding which options, if any, shall constitute Incentive Stock Options. For options granted under this Plan, the Committee shall clearly identify each such option as an Incentive Stock Option or Nonstatutory Stock Option. Any option not clearly identified as an Incentive Stock Option shall be deemed a Nonstatutory Stock Option. For purposes of the Plan (i) the term “Nonstatutory Stock Option” means an option other than an Incentive Stock Option and (ii) the term “employer corporation” means the corporation of which an individual granted an Incentive Stock Option is an employee.
          5.2. Option Price. The price of the shares of Common Stock to be issued on exercise of an option shall be determined by the Committee, and in the case of an Incentive Stock Option, shall be not less than the fair market value of the shares on the date the option is granted. Fair market value of the shares under option shall be determined by the Committee at the time of each grant of stock options under the Plan.
          5.3. Term of Options. The term of each option shall be determined by the Committee, but shall not be for more than ten years from the date the option is granted and may be subject to earlier expiration as provided in Sections 0 and 0. Each option shall recite the date on which the exercise period expires.
          5.4. Limitation on Amount of Incentive Stock Options. In no event shall the aggregate fair market value (determined at the time such options are granted) of the shares with respect to which the employee’s Incentive Stock Options first become exercisable during any calendar year under the Plan or under any other stock option plan of the employee’s employer corporation and its parent and subsidiary corporations exceed $100,000.
          5.5. Exercise of Options. Subject to Section 0, an option held by an employee may be exercised only after an employee has remained in the continuous employment of the Company or a subsidiary corporation for one year after the date the option is granted. Thereafter, an option may be exercised at any time, or from time to time, in whole or in part, except that if an option by its terms is exercisable in installments, then the provisions of the option shall control. After becoming exercisable, if exercisable in installments, then each installment shall remain exercisable until termination or expiration of the option. The price of the shares shall be paid in full at the time of exercise in cash or, with the consent of the Committee, in whole or in part in shares of Common Stock of the Company, valued at fair market value. Fair market value shall be determined by the Committee. Except as provided in Sections 0 or 0, no option granted to an employee may be exercised unless the holder is then an employee of the Company or a subsidiary corporation. An employee shall not have any of the rights of a shareholder with respect to the shares to be issued on the exercise of an option until the shares are paid for and the stock certificate is delivered. Upon any exercise, prior to issuance and as a condition thereof the person exercising the option may be required to sign any form of subscription agreement then authorized by the Board for use in connection with shares purchased under this Plan. Such agreement may impose such restrictions and repurchase rights as the Board may determine.
          5.6. Nontransferability of Nonstatutory Stock Options. Nonstatutory Stock Options granted under the Plan are not transferable, except by will or by the laws of descent and distribution, and may be exercised during the employee’s life only by the employee or, if incapacitated, by his guardian or legal representative. This section does not apply to Incentive Stock Options granted under the Plan.
          5.7. Nontransferability of Incentive Stock Options. Incentive Stock Options granted under the Plan are not transferable by the optionee otherwise than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Each Incentive Stock Option shall recite this restriction. This section does not apply to Nonstatutory Stock Options granted under the Plan.
          5.8. Instruments Evidencing Options and Plan Log. The Committee, in granting options hereunder, may use such instruments and agreements to evidence such options as it may determine. All options to purchase shares of the Company which are granted under the Plan must be evidenced by an agreement signed by the employee to whom the option is awarded, all terms of which, to the extent not inconsistent with the terms of the Plan, shall be as determined by the Committee in awarding any such option. The Secretary of the Company shall keep with the Plan an official Plan Log listing the names of all employees to whom options have been granted, the date of the award, the number of shares covered by the option, the purchase price, the vesting schedule, if applicable, and the number of remaining eligible shares covered by the Plan.
          5.9. Termination of Employment. If the employment of an employee to whom an option has been granted terminates for any reason other than death or physical disability, any option unexercised at the date of termination of employment shall expire except to the extent otherwise expressly authorized by the Committee. Whether an authorized leave of absence, military or governmental service, disability or temporary absence from employment for any other reason constitutes the termination of employment for purposes of the Plan shall be conclusively determined by the Committee.
          5.10. Death or Disability of an Employee. If an employee to whom an option has been granted dies or becomes physically disabled while employed by the Company or by a subsidiary corporation, the option may only be exercised (to the extent that the employee was entitled to do so on the date of his death or disability) by his personal representative or beneficiary within 90 days after the date of death or termination of employment due to disability, and the option shall expire to the extent unexercised after such 90-day period except to the extent otherwise determined by the Committee.
     6. Restricted Stock Awards.
          6.1. General. The Committee may grant restricted stock awards to eligible employees and directors under the Plan. Each grant of restricted stock shall be evidenced by a Restricted Stock Agreement between the recipient and the Company in such form as may be approved by the Committee from time to time. Shares of restricted stock awarded under the Plan shall be subject to all applicable terms of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan as the Committee may determine and as set forth in the respective Restricted Stock Agreements. The provisions of the individual Restricted Stock Agreements entered into with recipients of restricted stock awards under the Plan need not be identical.
          6.2. Payment for Awards. Shares of restricted stock may be sold or awarded under the Plan for such consideration as the Committee may determine at the time of each award including without limitation past services, future services or cash.
          6.3. Vesting Conditions. Shares of restricted stock awarded under the Plan may be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement. A Restricted Stock Agreement may provide for accelerated vesting in event of the employee’s death, disability, retirement or other events.

          6.4. Voting and Dividend Rights. The holders of shares of restricted stock awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Restricted Stock Agreement, however, may require that the holders of the shares of restricted stock invest any cash dividends received with respect to such shares in the purchase of additional shares of restricted stock. Such additional shares of any restricted stock so purchased shall be subject to the same conditions and restrictions as the award with respect to which the dividends were paid.
          6.5. Performance-Based Awards. The Committee may grant performance-based awards of restricted stock to employees of the Company. The number of shares of each performance-based award, valued at the market price at the date of the award, may not exceed in aggregate value the amount that is equal to the recipient’s annual base salary at the time of the award. The performance criteria of each performance-based award may be based upon Company sales or revenue, gross margin, net earnings, or return on equity or invested capital, or any of such performance criteria, as established by the Committee at the time of each award.
     7. Adjustments for Changes in Capitalization.
          Notwithstanding any other provision of the Plan, in the event of changes in the outstanding shares of Common Stock of the Company by reason of stock dividends, split-ups, recapitalizations, mergers, consolidations, reorganizations or liquidations, each instrument evidencing an option and each Restricted Stock Agreement may contain such provisions as the Committee determines to be appropriate for the adjustment of the number and class of shares covered by such option or restricted stock award, and as applicable the option exercise price. In the event of any such change in the outstanding shares of Common Stock of the Company, the aggregate number of shares available under the Plan shall be appropriately adjusted.
     8. Events Accelerating Exercise of Options or Vesting of Restricted Stock.
          If the shares of Common Stock of the Company are changed into or exchanged for shares of stock of another corporation or are converted to cash pursuant to a plan of merger, partial or complete liquidation, or dissolution, the Board may in its discretion determine to make each option then outstanding be exercisable with respect to all or any portion of the shares of Common Stock covered thereby and without regard to the time the option has been outstanding, beginning with the date the Board approves or authorizes such change or conversion and ending two days prior to the effective date of such change or conversion. The Board may also, in its discretion, determine to make each share of restricted stock then subject to forfeiture be fully vested without regard to the satisfaction of the conditions specified in the Restricted Stock Agreement. If, after November 12, 2003, any of the shares of Common Stock of the Company becomes the subject of an acquisition requiring reporting under Sections 13(d)(1) or 14(d) of the Securities Act of 1934, the Board may at its discretion determine to make each option then outstanding be exercisable with respect to all or any portion of the shares of Common Stock covered thereby and without regard to the time the option has been outstanding, at any time thereafter, and may determine to make each share of restricted stock then subject to forfeiture be fully vested without regard to the satisfaction of the conditions specified in the Restricted Stock Agreement.
     9. Employment Rights.
          Nothing in the Plan or any instrument evidencing an option or restricted stock award shall confer upon any employee any right to continue in the employment of the Company or any subsidiary corporation or shall be construed to interfere in any way with the right of the Company or any subsidiary corporation to terminate his employment at any time for any reason.
     10. Withholding Taxes.
          To the extent required by applicable federal, state or local law, an employee or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied. To the extent that applicable law subjects an employee to tax withholding obligations, the Committee may permit such employee to satisfy all or part of such obligations by having the Company withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their fair market value on the date when they are withheld or surrendered.
     11. Amendment.
          The Board has the right at any time to amend, modify or discontinue the Plan. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by applicable laws, regulations, rules or requirements of any applicable governmental authority or listing organization governing the trading of the Company’s Stock. No amendment, modification or discontinuance adopted by the Board shall revoke or alter the terms of any valid option or restricted stock award previously granted in accordance with the Plan without the consent of the recipient of such award.
          The Plan may also be amended or modified in any respect or discontinued with the approval of a majority of the shares present and entitled to vote at a shareholder meeting duly called for such purpose. However, no amendment, modification or discontinuance of the Plan may, without the consent of the employee to whom a valid option or restricted stock award has previously been granted, affect the rights of such employee under any outstanding option or restricted stock award.
          The Plan, the grant and exercise of options, and the grant of restricted stock awards shall be subject to all applicable laws, regulations, rules and requirements of applicable authorities and organizations. Notwithstanding any provision of the Plan to the contrary, the Board may in its discretion make such changes in the Plan as may be required to conform the Plan to such laws, regulations, rules and requirements of applicable authorities and organizations, subject to the provisions of the first paragraph of this Section 0.
     12. Effectiveness of the Plan.
          The Plan as restated shall become effective only after it has been approved by the Board of Directors and subsequently approved, within one year from the date of approval by the Board, at a shareholders meeting duly called for such purpose.

     PROXY
KEY TECHNOLOGY, INC.
Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Shareholders, February 6, 2008
The undersigned hereby appoints David M. Camp and Gordon Wicher, and each of them, proxies with full power of substitution, to represent and vote, as designated below, on behalf of the undersigned, all shares which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of KEY TECHNOLOGY, INC. on February 6, 2008, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting, or if only one person shall be present then that one, may exercise all powers granted hereby.
(Continued and to be signed on reverse side.)

FOLD AND DETACH HERE s

Please mark your votes as indicated in this example.	☒

	FOR nominees	WITHHOLD AUTHORITY
	listed (except	to vote for
	as withheld)	nominees listed
DIRECTORS	☐	☐
1 - PROPOSAL TO ELECT DAVID M. CAMP AND RICHARD LAWRENCE AS DIRECTORS. (TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE OUT THAT NOMINEE’S NAME ABOVE.)

	FOR	AGAINST	ABSTAIN
PROPOSALS	☐	☐	☐
2 - PROPOSAL TO CONSIDER AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO CHANGE PAR VALUE.

	FOR	AGAINST	ABSTAIN
3 - PROPOSAL TO CONSIDER AN AMENDMENT TO THE COMPANY’S RESTATED ARTICLES OF INCORPORATION TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4 - PROPOSAL TO CONSIDER AMENDMENTS TO THE 2003 RESTATED EMPLOYEES’ STOCK INCENTIVE PLAN.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
5 - PROPOSAL TO RATIFY SELECTION OF GRANT THORNTON LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE 2008 FISCAL YEAR.	☐	☐	☐

The shares represented by this proxy will be voted as specified on the above matters, but if no specification is made, this proxy will be voted for the election of the nominees for director and for approval of the selection of independent registered public accountants. In addition, the proxies may vote in their discretion as to other matters as may properly come before the annual meeting, or any adjournments or postponements thereof.
Please mark, date, sign and return this proxy in the enclosed envelope.

Signature(s)	Dated:	, 2008

Please sign above exactly as your name or names appear on this card. If more than one name appears, all should sign. Persons signing as executor, administrator, trustee, guardian, corporate officer or in any other official or representative capacity, should also provide full title.

FOLD AND DETACH HERE